Exhibit 99.1

Nova LifeStyle, Inc. Announces $4 Million Registered Direct Offering

LOS ANGELES, May 28, 2015 /PRNewswire/ -- Nova LifeStyle, Inc. (NVFY), a U.S.-based fast-growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture, announced today that it has entered into definitive agreements, pursuant to which Nova LifeStyle will offer to institutional investors, in a registered direct offering, an aggregate of 2,970,508 shares of common stock.  Two million shares of common stock will be sold to the investors at a negotiated purchase price of $2.00 per share.  A total of 970,508 shares of registered common stock will also be issued to holders of Nova LifeStyle’s 2014 Series A and Series C Warrants in exchange for the termination and surrender of said warrants.

In a concurrent private placement, Nova LifeStyle is also selling to investors a warrant to purchase one share of common stock for each share purchased for cash in the offering.  These warrants will be exercisable beginning on the six month anniversary of the date of issuance at an exercise price of $2.71 per share and will terminate on the five-year anniversary of issuance.

Gross proceeds of the offering, before deducting placement agent fees and other estimated offering expenses payable by Nova LifeStyle, are expected to be $4,000,000. The net proceeds from this offering will be used for general working capital purposes.

The closing of the offering is expected to occur on or about June 1, 2015, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the exclusive placement agent for the offering.

The shares of common stock are being offered by Nova LifeStyle pursuant to an effective shelf registration statement on Form S-3 (File No. 333-193746), which was declared effective on March 7, 2014 by the Securities and Exchange Commission (SEC). The shares may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement relating to the offering of the shares will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov.

The warrants are being offered in a private placement under Section 4(a)(2) under the Securities Act of 1933 (the "Securities Act") and have not been registered under the Securities Act.  Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Nova LifeStyle

Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com or download the NVFY IRapp from the investor page.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Investor Contact:

KCSA Strategic Communication
Julie Silber
Tel: (310) 766-9760
jsilber@kcsa.com